Exhibit 2.2

Certificate of Conversion

THE REPUBLIC OF THE MARSHALL ISLANDS

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A LIMITED PARTNERSHIP

Pursuant to Section 23 of the Limited Partnership Act of the Republic of Marshall Islands and Section 133 of the Business Corporations Act of the Republic of the Marshall Islands, the undersigned, on behalf of Navios Maritime Containers Inc., a corporation organized under the laws of the Republic of the Marshall Islands with Reg. No. 90521 (the “Corporation”), does hereby submit this Certificate of Conversion for the purpose of converting the Corporation to a limited partnership organized under the laws of the Republic of the Marshall Islands.

1.	The name of the Corporation is “Navios Maritime Containers Inc.”

2.	The original articles of incorporation of the Corporation were filed with the Registrar of Corporations of the Republic of the Marshall Islands on April 28, 2017 and the Corporation was thereby first incorporated on April 28, 2017.

3.	The name of the limited partnership into which the Corporation shall be converted as set forth in the certificate of limited partnership therefor being filed with the Registrar of Corporations of the Republic of the Marshall Islands in accordance with Section 23 of the Limited Partnership Act of the Republic of Marshall Islands is “Navios Maritime Containers L.P.”

4.	The conversion of the Corporation into a limited partnership being effected pursuant to this Certificate (the “Conversion”) has been approved in accordance with Section 133 with of the Business Corporations Act of the Republic of the Marshall Islands.

5.	The Conversion shall be effective as of the filing date of this Certificate of Conversion with the Registrar of Corporations.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting corporation has executed this Certificate on this                  day of                 , 20__.

Navios Maritime Containers Inc.

By:
Name:
Title: